Exhibit 10.1
Ghost Management Group, LLC
41 Discovery
Irvine, California 92618

August 15, 2023
Dear Doug Francis:
This letter is to memorialize the offer of continued employment (this “Offer”) made to Doug Francis by Ghost Management Group, LLC, a subsidiary of WM Technology, Inc. (collectively, the “Company”) and to set forth the specific terms and conditions of your employment with the Company.
1)Position. The Company agrees that you shall continue to serve in the position of Executive Chair. In this position, you report to the Board of Directors of WM Technology, Inc. (the “Board”), unless notified otherwise. The Company agrees that you may continue to work either at the Company’s headquarters or remotely from your residence in Austin, Texas, so long as you are available to work at the Company’s headquarters as necessary or appropriate in your good faith determination or as reasonably directed by the Board.
2)At-Will Employment. You shall be employed on an at-will basis, meaning that either the Company or you may, at any time, with or without cause and with or without notice, terminate the employment relationship; provided that termination of your employment shall not constitute your removal from the Board. You and the Company agree that it is the express intent of each of us that your employment shall be at will. Nothing in this Offer or the relationship between you and the Company now or in the future may be construed or interpreted to create an employment relationship for a specific length of time or any right to continued employment, or any limit on the discretion of the Company to modify terms and conditions of employment. This constitutes an integrated agreement with respect to the at-will nature of the employment relationship, and there may be no implied or oral agreements that in any way modify this at-will employment policy.
3)Duties. Your title will be Executive Chair. In such capacity, you shall be the Company’s principal executive officer, with responsibilities commensurate with those generally expected of your title as well as any set forth in the Company’s Bylaws and other governing documents, as modified from time to time by you and the Board. While you remain employed in such role, you agree to use good faith efforts to discharge your obligations under this letter to the best of your ability. You represent and warrant to the Company that you are not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by your entering into, or performing services under, this letter.
4)Other Business Interests. The Company acknowledges that you have other business interests, including employment and/or ownership of certain businesses related to the cannabis industry, which may take up a substantial portion of your time. While the Company agrees that you will not devote 100% of your time to the Company, it expects you to devote the amount of time and attention as required or necessary to adequately and appropriately discharge your duties as described above.
5)Compensation and Benefits.
a.Salary. You will receive a base salary at the rate of $1,020,000, annualized, payable in accordance with the Company’s normal payroll practices.
b.Signing Bonus. You shall receive a signing bonus of $700,000 (the “Signing Bonus”). The parties acknowledge and agree that you have provided substantial services as Executive Chair prior to the date of this Offer. The Signing Bonus is meant to compensate you for work you previously provided as Executive Chair, and does not relate to services that you provide after the date of this Offer. Therefore, the Signing Bonus shall be fully earned and paid upon signing of this Offer.
c.Withholdings and Deductions. All payments made under this Offer by the Company shall be subject to all required federal, state, and local withholdings and such other deductions as you may properly instruct the Company to take.
d.Benefits. You will be entitled to employee benefits on the same basis as those benefits are made available to other similarly situated Company employees. Your rights under any benefit policies or plans adopted by the Company shall be governed solely by the terms of such policies or plans. The Company reserves to itself or its designated administrator the exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy. The Company or its designated administrator reserves the right to modify or terminate each benefit plan or program with or without prior notice to employees. Details about current benefit plans and programs are available in the office of the Company’s benefits administrator.
e.Vacation. You will receive paid vacation according to the Company’s Vacation policy set forth in the Company’s Employee Handbook as may be amended from time to time (the “Employee Handbook”). You will be eligible to accrue paid vacation at the rate set forth in the Employee Handbook. Payment of any accrued but unused vacation will be made upon termination of employment.
f.Paid Sick Leave. You will be eligible for paid sick leave according to the Company’s Sick Leave policy set forth in the Employee Handbook.
g.Exclusive Compensation. You agree that your compensation under this Compensation and Benefits Section constitutes the full and exclusive consideration and compensation for all services rendered by you under this Offer.
h.Clawback Provisions. Notwithstanding any other provisions in this letter to the contrary, any incentive-based compensation paid to you pursuant to this letter or any other agreement or arrangement with the Company or any of its affiliates, which is subject to recovery under the Company’s Incentive Compensation Recoupment Policy or any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such policy, law, government regulation or stock exchange listing requirement (or any other policy adopted by the Company or any of its affiliates pursuant to any such law, government regulation or stock exchange listing requirement).
6)Conditions of Employment.
a.Policies and Procedures. You agree to adhere to Company policies and procedures, including the policies contained in the Employee Handbook, which you will receive when you begin employment. From time to time, Company policies and procedures may be amended by the Company and will be called to your attention.
b.Right to Work. This Offer is conditional upon your having the unrestricted right to work in the United States.  The Company is in receipt of your completed federal Form I-9.  For further information, see https://www.uscis.gov/i-9.

c.Confidential Information, Non-Solicitation and Inventions Assignment Agreement. Enclosed is the Company’s Confidential Information, Non-Solicitation and Inventions Assignment Agreement, which you are required to sign as a condition of your employment. Upon your acceptance of this Offer, please return to the Company a signed copy of that agreement.
d.Arbitration Agreement. Enclosed is the Company’s Mutual Agreement to Arbitrate All Disputes, which you are required to sign as a condition of your employment. Upon your acceptance of this Offer, please return to the Company a signed copy of that agreement.
e.No Reliance. You acknowledge that you are not relocating your residence or resigning employment in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefore.
f.Prior Agreements. This letter supersedes any prior agreements solely regarding your employment with the Company. Nothing in this letter shall supersede any other agreement that you or your affiliates have entered into with the Company or its affiliates, or any right, privilege or remedy available to you under the governing documents of the Company or its affiliates.
g.Governing Law; Severability. The validity, interpretation, construction and performance of this letter will be governed by the laws of the state in which you are employed, without regard for the state’s conflict of laws provisions. The invalidity or unenforceability of any provision or provisions of this letter will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
h.Successors. This letter will be binding upon and inure to the benefit of (i) your heirs, executors and legal representatives upon your death and (ii) any successor of the Company. Any successor of the Company will be deemed substituted for the Company under the terms of this letter for all purposes.

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If you accept the terms of the foregoing offer of employment, please so indicate by signing and dating below and returning it to the Company’s attention no later than August 17, 2023.

Sincerely,
GHOST MANAGEMENT GROUP, LLC
By:    WM Holding Company, LLC, its Manager
    By: WM Technology, Inc., its Managing Member

        By: /s/ Brenda Freeman
            Brenda Freeman, Director
ACCEPTED AND AGREED:
/s/ Douglas Francis
Print Name: Douglas Francis
Date: August 15, 2023

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